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                                                                       EXHIBIT 1


      MEDIA CONTACT:
      Thomas DiPiazza   (201) 894-2556
      Corporate Communications Manager

      ANALYST CONTACT:
      Bernard H. Kastory   (201) 894-2837
      Senior Vice President, Finance and Administration



BESTFOODS SPLITS STOCK; DECLARES REGULAR QUARTERLY DIVIDEND

      ENGLEWOOD CLIFFS, NJ, March 17, 1998 -- The Board of Directors of Bestfoods today declared a two-for-one split of the company's common stock outstanding on March 31, 1998, to be effective in the form of a 100% stock dividend, payable on April 24, 1998.

      At the same time, the Board declared a regular quarterly dividend of $.45 per share, also payable April 24, 1998, to shareholders of record on March 31, 1998. The company's dividend reached $.45 per share when it was increased 9.8% in September 1997.

      C. R. Shoemate, chairman and chief executive officer of Bestfoods, said, "We believe that the split will broaden the market for our stock, which has recently been among the highest priced on the New York Stock Exchange."

      Bestfoods, which trades under the NYSE symbol BFO, comprises the consumer foods businesses of the former CPC International Inc., which spun off its corn refining business at the end of 1997 and was renamed Bestfoods.


ABOUT BESTFOODS: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.4 billion in 1997. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is one of the nation's most international food companies, with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's Web site on the Internet at: http://www.bestfoods.com.